EXHIBIT 2
to SCHEDULE 13D


                                 LOAN AGREEMENT

                                     BETWEEN

                           SIRENZA MICRODEVICES, INC.

                                       AND

                              VARI-L COMPANY, INC.



                                 October 7, 2002

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1.    INTERPRETATION ..........................................       1

     1.1      Definitions .............................................       1
     1.2      GAAP ....................................................       1
     1.3      Governing Law ...........................................       1
     1.4      Construction ............................................       1
     1.5      Entire Agreement ........................................       1
     1.6      Calculation of Interest and Fees ........................       1

ARTICLE 2.    LOANS ...................................................       2

     2.1      Tranche A Loan ..........................................       2
     2.2      Tranche B Loans .........................................       2
     2.3      Interest ................................................       2
     2.4      Maturity ................................................       2
     2.5      Prepayments .............................................       2
     2.6      Application to Acquisition Consideration ................       3
     2.7      Other Payment Terms .....................................       4
     2.8      Notes ...................................................       4
     2.9      Security; Further Assurances ............................       4

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF BORROWER ..............       5

     3.1      Due Incorporation, Qualification, etc ...................       5
     3.2      Authority ...............................................       5
     3.3      Enforceability ..........................................       5
     3.4      Non-Contravention .......................................       5
     3.5      Approvals ...............................................       5
     3.6      No Violation or Default .................................       5
     3.7      Title ...................................................       6
     3.8      No Agreements to Sell Assets ............................       6
     3.9      Other Regulations .......................................       6
     3.10     Governmental Charges and Other Indebtedness .............       6
     3.11     Solvency, Etc ...........................................       6
     3.12     No Material Adverse Effect ..............................       6
     3.13     Accuracy of Information Furnished .......................       6

ARTICLE 4.    CONDITIONS PRECEDENT ....................................       7

     4.1      Closing .................................................       7
     4.2      Conditions to Lender's Obligation to Make Each Loan .....       8
     4.3      Covenant to Deliver .....................................       8

ARTICLE 5.    COVENANTS OF BORROWER ...................................       9

     5.1      Affirmative Covenants ...................................       9
     5.2      Negative Covenants ......................................      10
     5.3      Financial Covenants .....................................      12

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
ARTICLE 6.    EVENTS OF DEFAULT .......................................       12

     6.1      Events of Default .......................................       12
     6.2      Rights of Lender upon Default ...........................       13

ARTICLE 7.    MISCELLANEOUS ...........................................       14

     7.1      Notices .................................................       14
     7.2      Expenses ................................................       15
     7.3      Indemnification .........................................       15
     7.4      Waivers; Amendments .....................................       15
     7.5      Successors and Assigns ..................................       15
     7.6      Set-off .................................................       16
     7.7      No Third Party Rights ...................................       16
     7.8      Partial Invalidity ......................................       16
     7.9      Jury Trial ..............................................       16
     7.10     Governing Law ...........................................       16
     7.11     Integration .............................................       16
     7.12     Counterparts ............................................       16

                                 LOAN AGREEMENT

     This LOAN AGREEMENT (this "Loan Agreement"), dated as of October 7, 2002 is entered into by and between SIRENZA MICRODEVICES, INC., a Delaware corporation ("Lender") and VARI-L COMPANY, INC., a Colorado corporation ("Borrower").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements set forth herein, the parties agree as follows:

ARTICLE 1. INTERPRETATION.

     1.1 Definitions. Unless otherwise indicated in this Loan Agreement, each term set forth in Schedule I, when used in this Loan Agreement, shall have the respective meaning given to that term in Schedule I or in the provision of this Loan Agreement referenced in Schedule I.

     1.2 GAAP. Unless otherwise indicated in this Loan Agreement, all accounting terms used in this Loan Agreement shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. The term "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

     1.3 Governing Law. This Loan Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

     1.4 Construction. Each of this Loan Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Loan Agreement and the other Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

     1.5 Entire Agreement. This Loan Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

     1.6 Calculation of Interest and Fees. All calculations of interest and fees under this Loan Agreement and the other Loan Documents for any period shall include the first day of such period and exclude the last day of such period.

ARTICLE 2. LOANS

     2.1 Tranche A Loan. Subject to the terms and conditions of this Loan Agreement, Lender agrees to advance to Borrower a term loan (the "Tranche A Loan") in an aggregate principal amount not to exceed $1,353,861.80 to be used to payoff existing Indebtedness to Wells Fargo Business Credit Inc. Borrower may not reborrow the principal amount of the Tranche A Loan after repayment or prepayment thereof.

     2.2 Tranche B Loans. Subject to the terms and conditions of this Loan Agreement, Lender agrees to advance to Borrower, from time to time, term loans (each, a "Tranche B Loan" and together with the Tranche A Loan, the "Loans", and each a "Loan") according to Schedule II attached hereto (the "Funding Schedule"), in an aggregate principal amount not to exceed $3,946,138.20 (the "Tranche B Commitment"). Each month Borrower may request a Tranche B Loan in a principal amount up to the sum of (i) the principal amount of Tranche B Loans permitted to be advanced to the date of requested advance pursuant to the Funding Schedule plus (ii) any Excess Amount. The term "Excess Amount" shall mean the aggregate principal amount of Tranche B Loans permitted to be advanced to the date of requested advance pursuant to the Funding Schedule minus the aggregate amount of Tranche B Loans actually advanced to the date of requested advance. In no event shall the aggregate principal amount of Tranche B Loans advanced pursuant to this Loan Agreement exceed the Tranche B Commitment. No more than one Tranche B Loan shall be advanced per calendar month (except that Borrower may make two advances in the month of October 2002, provided that in no event shall the aggregate principal amount of Loans advanced in such month exceed $1,200,000) and each Tranche B Loan shall be made on a date at least three (3) Business Days after the delivery to Lender in the manner specified in
Section 7.1 of a notice of borrowing in the form of Schedule III hereto (the "Notice of Borrowing"). Borrower may not reborrow the principal amount of any Tranche B Loan after repayment or prepayment thereof.

     2.3 Interest. Borrower shall pay interest at Maturity on the unpaid principal amount of the Loans from the date of each such Loan until paid in full, at a rate per annum equal to twenty five percent (25%). All computations of such interest shall be based on a year of twelve thirty (30) day months.

     2.4 Maturity. Unless earlier prepaid or accelerated, all outstanding principal and accrued interest under the Loans are due and payable in full on September 25, 2003.

     2.5  Prepayments.

          (a)  Optional Prepayment

               (1) Tranche A Loan. Provided that there are no outstanding Tranche B Loans, at its option, Borrower may, upon five (5) Business Days' written notice to Lender, prepay all, but not less than all of the Tranche A Loan, provided that such prepayment shall include, all outstanding principal on the Tranche A Loan, all accrued interest to the date of prepayment thereon and all other fees and expenses due to Lender under the Loan Documents.

               (2) Tranche B Loans. At its option, Borrower may, upon five (5) Business Days' written notice to Lender, prepay all or part of any Tranche B Loan, provided that such prepayment shall include, all outstanding principal on the Tranche B Loan, all accrued interest to the date of prepayment and all other fees and expenses due to Lender under the Loan Documents.

               (3) Prepayment Fee. In the event that (i) a Change of Control shall occur within 180 days following a date of prepayment pursuant to this
Section 2.5(a) upon which all outstanding Loans have been paid in full or (ii) Borrower shall enter into a definitive acquisition agreement with a Person other than Lender within 180 days following a date of prepayment upon which all outstanding Loans have been paid in full that would result in a Change of Control, then in either case, Borrower expressly agrees to pay (whether or not any Obligations remain outstanding and whether or not Lender has any commitment to make Loans hereunder) to Lender the Prepayment Fee upon the occurrence of either event referenced in subsection (i) or (ii) of this sentence. Borrower's express agreement to pay the Prepayment Fee pursuant to the terms set forth in the previous sentence shall survive the termination of this Loan Agreement.

          (b) Mandatory Prepayment of Loans. Upon the earlier of (i) the fifth Business Day following the date of execution of a definitive agreement with a Person other than Lender that would result in a Change of Control, or (ii) the occurrence of a Change of Control, then in either case:

               (1) Borrower shall, at Lender's option, either (A) prepay in full all outstanding principal amounts due under the Tranche A Loan, all accrued interest to the date of prepayment and all other fees and expenses due under the Loan Documents, or (B) convert all outstanding principal amounts due under the Tranche A Loan into Borrower's Equity Securities pursuant to the conversion provisions contained in the Tranche A Note and pay to Lender all accrued interest to the date of conversion and all other fees and expenses due under the Loan Documents;

               (2) Borrower shall prepay in full all outstanding principal amounts due under the Tranche B Loans, all accrued interest to the date of prepayment, and all other fees and expenses due under the Loan Documents; and

               (3)  Borrower shall pay to Lender the Prepayment Fee.

          (c) Application of Prepayments. All prepayments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Loan Agreement or the other Loan Documents, second to accrued interest then due and payable under this Loan Agreement or the other Loan Documents, third to the Prepayment Fee, if any, and finally to reduce the principal amount of outstanding Loans.

          (d) Conversion. At Lender's option, the principal amount of the Tranche A Loan may be converted into Borrower's Equity Securities pursuant to the conversion provisions contained in the Tranche A Note.

     2.6 Application to Acquisition Consideration. In the event that Lender and Borrower enter into a definitive acquisition agreement that would result in Lender acquiring Borrower, or all or substantially all of the assets of Borrower, then all outstanding principal and accrued and unpaid interest under the Tranche B Loans and all accrued and unpaid interest under the Tranche A Loan to the date of the closing of such acquisition shall be applied to reduce the purchase price paid by Lender pursuant to such acquisition agreement at a rate of $1.00 for every $1.00 of such outstanding principal and accrued and unpaid interest under the Tranche B Loans and all accrued and unpaid interest under the Tranche A Loan. Each $1.00 applied in the previous sentence to reduce the purchase price paid by Lender shall be deemed a $1.00 repayment of the Obligations and such Obligations shall be deemed cancelled to the extent of such repayment.

     2.7  Other Payment Terms

          (a) Place and Manner. Borrower shall make all payments due to Lender hereunder at the address specified in Section 7.1, in lawful money of the United States and in same day or immediately available funds.

          (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          (c) Default Rate. From and after the occurrence of an Event of Default and during the continuance thereof, Borrower shall pay interest on the aggregate, outstanding balance of the Loans, and on interest (compounded annually) and other amounts not paid when due hereunder or under the other Loan Documents, from the date due thereof until those amounts are paid in full at a per annum rate (the "Default Rate") equal to the lesser of (i) a rate equal to five percentage points in excess of the rate otherwise applicable to the Loans at such time or (ii) the maximum rate permitted by law, such rate to change from time to time as the rate otherwise applicable to the Loans shall change. All computations of such interest shall be based on a year of twelve thirty (30) day months for the actual number of days elapsed.

     2.8 Notes. The obligation of Borrower to repay the Tranche A Loan and to pay interest thereon at the rates provided herein shall be evidenced by a convertible promissory note in the form of Exhibit A (the "Tranche A Note"). The obligation of Borrower to repay the Tranche B Loans and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B (the "Tranche B Note" and together with the Tranche A Note, the "Notes" and each a "Note"). With respect to Tranche B Loans, Borrower irrevocably authorizes Lender to make or cause to be made, an appropriate notation on Lender's Record reflecting the making of such Tranche B Loan or (as the case may be) the receipt of a payment or prepayment of such Tranche B Loan. The outstanding amount of the Tranche B Loans set forth on such Lender's Record shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Tranche B Note to make payments of principal of or interest on the Tranche B Note when due.

     2.9  Security; Further Assurances

          (a) Security. The Obligations shall be secured by a Security Agreement in the form of Exhibit C (the "Security Agreement").

          (b) Further Assurances. Borrower shall deliver to Lender the Security Agreement and such other instruments, agreements, certificates and documents as Lender may reasonably request to create, perfect, evidence and maintain (i) a first priority security interest of Lender in all of the assets of Borrower as further set forth in the Security Agreement, subject only to Permitted Liens and
(ii) the rights of Lender under this Loan Agreement and the other Loan Documents. Borrower shall fully cooperate with Lender and perform all additional acts reasonably requested by Lender to effect the purposes of the foregoing and the rights granted to Lender hereunder.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BORROWER.

     To induce Lender to enter into this Loan Agreement and to make Loans hereunder, Borrower represents and warrants to Lender that, except as set forth on the disclosure schedule attached hereto as Schedule IV (the "Disclosure Schedule"):

     3.1 Due Incorporation, Qualification, etc. Each of Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

     3.2 Authority. The execution, delivery and performance by Borrower of each Loan Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

     3.3 Enforceability. Each Loan Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

     3.4 Non-Contravention. The execution and delivery by Borrower of the Loan Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any material Requirement of Law applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Lender pursuant to this Loan Agreement or the other Loan Documents).

     3.5 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Loan Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby, other than filings that may be required under applicable federal and state securities laws and filings necessary to perfect the Lender's security interest in the Collateral (as defined in the Security Agreement).

     3.6 No Violation or Default. None of Borrower or Borrower's Subsidiaries is in violation of or in default with respect to (i) any material Requirement of Law; (ii) any material Contractual Obligation (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, to the best knowledge of Borrower, none of Borrower or Borrower's Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing. Except as set forth

(with estimates of the dollar amounts involved) in the Disclosure Schedule, no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower at law or in equity in any court or before any other governmental authority or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Loan Documents or the transactions contemplated thereby. The executed Memorandum of Understanding (the "MOU") dated October 3, 2002, regarding a settlement of the certain outstanding shareholder class action litigation involving Borrower referred to therein, though it remains subject to court approval, has been entered into by Borrower and all other necessary parties and is in full force and effect in accordance with its terms.

     3.7 Title. Borrower and Borrower's Subsidiaries own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all their respective real properties and good title to their other respective assets and properties as reflected in the most recent Financial Statements delivered to Lender (except those assets and properties disposed of in the ordinary course of business since the date of such Financial Statements) and all respective assets and properties acquired by Borrower and Borrower's Subsidiaries since such date (except those disposed of in the ordinary course of business). Such assets and properties are subject to no Lien, except for Permitted Liens.

     3.8 No Agreements to Sell Assets. None of Borrower or Borrower's Subsidiaries has any legal obligation, absolute or contingent, to any Person to sell a material portion of the assets of Borrower or Borrower's Subsidiaries (other than sales in the ordinary course of business), or to effect any merger, consolidation or other reorganization of Borrower or to enter into any agreement with respect thereto, except those transactions contemplated with Lender.

     3.9 Other Regulations. None of Borrower or its Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any federal or state statute or regulation limiting its ability to incur Indebtedness.

     3.10 Governmental Charges and Other Indebtedness. Each of Borrower and its Subsidiaries has filed or caused to be filed all tax returns (including extensions thereof) which are required to be filed by it. Borrower and Borrower's Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness, except such Governmental Charges or Indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

     3.11 Solvency, Etc. As of the Closing Date, Borrower is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby will be Solvent.

     3.12 No Material Adverse Effect. As of the Closing Date, since June 30, 2002, no event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect, except as disclosed in Borrower's Draft No. 8 of its Annual Report on Form 10-K for its fiscal year ended June 30, 2002, a copy of which, dated October 4, 2002, has been previously provided to Lender.

     3.13 Accuracy of Information Furnished. No representation or warranty or other statement of Borrower in any written certificates, statements or information furnished to Lender by or on behalf of

Borrower or Borrower's Subsidiaries in connection with the Loan Documents or the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower have been prepared in good faith, are based upon reasonable assumptions, are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

ARTICLE 4. CONDITIONS PRECEDENT.

     4.1 Closing. At the time of execution and delivery of this Loan Agreement, Borrower shall have duly executed and/or delivered to Lender (unless the Lender has agreed in writing to waive such condition or document):

          (a)  The Security Agreement, together with completed schedules;

          (b) Account Control Agreements in form and substance reasonably satisfactory to Lender, duly executed by all applicable parties, to perfect Lender's security interest in Borrower's deposit and investment accounts;

          (c) UCC-1 Financing Statement to be filed with the Secretary of State of the State of Colorado and Borrower shall have taken such actions and delivered such documents, if any, as Lender shall reasonably determine are necessary or desirable to perfect and protect its security interest in the Collateral;

          (d) Patent and Trademark Office filings and U.S. Copyright Office filings, if applicable;

          (e) Copies, certified by the Secretary, Assistant Secretary or Chief Financial Officer of Borrower as of the Closing Date, of Borrower's charter documents and bylaws and of all documents evidencing corporate action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, in form and substance satisfactory to Lender and its counsel;

          (f) Good standing certificate from Borrower's state of incorporation and the state in which Borrower's principal place of business is located, together with certificates of the applicable governmental authorities that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date;

          (g) Evidence of the insurance coverage required by Section 5.1(c) of this Loan Agreement;

          (h) Evidence satisfactory to Lender (i) that Borrower's loan facility with Wells Fargo Business Credit Inc. has been terminated, (ii) that all obligations of Borrower under such loan facility have been paid in full and
(iii) that all security interests in favor of Wells Fargo Business Credit, Inc. have been terminated;

          (i) All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, and the other Loan Documents;

          (j)  Exclusivity And Right of First Refusal Agreement;

          (k)  Registration Rights Agreement; and

          (l) A favorable opinion of counsel for Borrower, dated as of the closing date, in the form attached hereto as Exhibit D;

     4.2 Conditions to Lender's Obligation to Make Each Loan. The making of each Loan is subject to the further condition that on the date such Loan is made and after giving effect thereto, the following shall be true and correct:

          (a)  Borrower shall have delivered to Lender the Notice of Borrowing;

          (b) Borrower shall have duly executed and delivered to Lender the applicable Note;

          (c)  The funding date shall not be later than September 25, 2003;

          (d) Borrower shall have provided to Lender such documents, instruments and agreements as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to the Security Agreement;

          (e) The representations and warranties set forth in this Loan Agreement and the other Loan Documents shall be true and correct in all material respects as if made on such date, except to the extent such representations and warranties address matters as of a particular date (which representations and warranties shall remain true and correct as of such date);

          (f) No Default or Event of Default has occurred and is continuing or will result from the making of the Loan; and

          (g)  Each of the Loan Documents remains in full force and effect;

The submission by Borrower to Lender of the Notice of Borrowing with respect to the Loan shall be deemed to be a representation and warranty by Borrower as of the date thereof as to the above.

     4.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to closing under this Article 4. Borrower expressly agrees that the occurrence of the Closing Date prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower's obligation to deliver such item.

          (a) Borrower agrees to file or cause to file all necessary instruments or documents to terminate and release certain filed UCC-1 financing statements in favor of Bank One, Colorado, NA and Tokai Financial Services within 10 Business Days of the date of this Loan Agreement.

          (b) Within 10 Business Days of the date of this Loan Agreement, Borrower agrees to file or cause to be filed all necessary assignments with the U.S. Patent and Trademark Office necessary to evidence the assignment from Asvan Technology, LLC, Ganesh Basawapatna and Varalakshmi Basawapatna to Borrower of patent application 09/997,468 filed on November 29, 2001 (Ferrite Crystal Resonator Coupling Structure).

          (c) Borrower agrees not to maintain any bank accounts or investment accounts, except (i) accounts listed on Section 13 of Schedule B of the Security Agreement in which Lender has perfected its security interest in such accounts and (ii) accounts in which Lender has taken such action as it deems necessary to obtain a perfected security interest in such accounts and Borrower agrees to deliver and execute all necessary documents to effect the intent of the foregoing, including account control agreements.

ARTICLE 5. COVENANTS OF BORROWER.

     5.1 Affirmative Covenants. Until the termination of the commitment to make Loans under this Loan Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following affirmative covenants unless Lender shall otherwise consent in writing:

          (a) Financial Statements, Reports, etc. Borrower shall furnish to Lender the following, each in such form and such detail as Lender shall reasonably request:

               (i) Within ten (10) Business Days after the end of each fiscal month of Borrower, unaudited Financial Statements of Borrower as of the last day of such fiscal month, certified by the chief financial officer or controller of Borrower to present fairly in all material respects the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied, subject to normal year end adjustments and except that no footnotes need be included with such Financial Statements;

               (ii) Contemporaneously with the monthly financial statements required by the foregoing clause (i), a certificate of the president or chief financial officer of Borrower showing compliance with the financial covenants set forth in Section 5.3 and stating that no Event of Default and no Default has occurred, or, if any such Event of Default or Default has occurred, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto;

               (iii) As soon as possible and in no event later than five (5) Business Days after a Responsible Officer becoming aware of the occurrence or existence of: (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan; (B) any actual or overtly threatened litigation, suits, claims or disputes against Borrower or its Subsidiaries involving potential monetary damages payable by Borrower or its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more (alone or in the aggregate); (C) any other event or condition which could reasonably be expected to have a Material Adverse Effect; or (D) any Event of Default or Default; the statement of the president or chief financial officer of Borrower setting forth details of such event, condition, Event of Default or Default and the action which Borrower has taken or proposes to take with respect thereto; and

               (v) Such other instruments, agreements, certificates, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower or its Subsidiaries, and compliance by Borrower with the terms of this Loan Agreement and the other Loan Documents as Lender may from time to time reasonably request.

          (b) Books and Records. Borrower and its Subsidiaries shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

          (c) Insurance. Borrower and its Subsidiaries shall (i) carry and maintain insurance at its expense of the types and in the amounts customarily carried from time to time during the term of this Loan Agreement by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, property damage and worker's compensation, such insurance to be in such form as is carried with companies and in amounts satisfactory to Lender, and (ii) deliver to Lender from time to time, as Lender may request, schedules or insurance certificates setting forth all insurance then in effect. All property policies shall name Lender as loss payee with respect to the Collateral and all liability policies shall name Lender as an additional insured in the full amount of Borrower's or its Subsidiaries' liability coverage limits.

          (d) Governmental Charges and Other Indebtedness. Borrower and its Subsidiaries shall (i) promptly pay and discharge when due all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) promptly pay and discharge when due all Indebtedness which, if unpaid, could become a Lien upon the property of Borrower or its Subsidiaries and (iii) promptly pay and discharge when due all other Indebtedness and (iv) promptly pay and discharge all trade credit and accounts payable in a manner consistent with Borrower's current practices and but in no event longer than sixty (60) days (unless Borrower has specifically negotiated different terms with the obligors of such trade credit and accounts payable), except for such trade credit or accounts payable for which Borrower or its Subsidiaries is contesting in good faith and for which adequate reserves are maintained in accordance with GAAP.

          (e)  Intentionally omitted.

          (f) General Business Operations. Each of Borrower and its Subsidiaries shall (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, the violation of which could reasonably be expected to have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (iv) maintain its chief executive office and principal place of business at the address specified in Section 7.1 unless it shall have given Lender thirty (30) days' prior written notice of its intent to change the location thereof.

          (g) Notices. Without limiting Borrower's obligations to Lender in any other Loan Document or any other agreement between Borrower and Lender, Borrower shall provide Lender with written notice upon: (i) the date of execution by Borrower of a definitive acquisition agreement with a Person other than Lender that would result in a Change of Control and (ii) the date of commencement of a tender offer to purchase the outstanding Equity Securities of Borrower for cash or other assets, including, but not limited to securities of the acquiring Person.

     5.2 Negative Covenants. Until the termination of the commitment to make Loans under this Loan Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following negative covenants unless Lender shall otherwise consent in writing:

          (a) Indebtedness. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

          (b) Liens. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

          (c) Asset Dispositions. Except pursuant to an acquisition agreement with Lender, neither Borrower nor any of its Subsidiaries shall sell, lease, transfer, license or otherwise dispose of (collectively, a

"Transfer") any of its assets or property, whether now owned or hereafter acquired, except (i) Transfers of worn-out or obsolete equipment, (ii) Transfers of inventory in the ordinary course of business, (iii) Transfers of non-exclusive licenses for the use of Borrower's property in the ordinary course of business, or (iv) other Transfers in an aggregate amount not to exceed $100,000, provided that such Transfers are made upon terms at least as favorable to Borrower or such Subsidiary as an arms-length transaction with a non-Affiliate.

          (d) Mergers, Acquisitions, Etc. Except pursuant to an acquisition agreement with Lender, neither Borrower nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets or capital stock of any other Person; provided that any wholly-owned Subsidiary of Borrower may merge into Borrower or any other wholly-owned Subsidiary of Borrower.

          (e) Investments. Neither Borrower nor any of its Subsidiaries shall make any Investment except for Permitted Investments.

          (f) Dividends, Redemptions, Etc. Neither Borrower nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements existing as of the date of this Loan Agreement in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000)); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose.

          (g) Capital Expenditures. Borrower and its Subsidiaries shall not pay or incur Capital Expenditures which exceed an aggregate amount greater than Five Hundred Thousand Dollars ($500,000).

          (h) Change in Business. Neither Borrower nor any of its Subsidiaries shall engage, either directly or indirectly through Affiliates, in any business substantially different from its present business.

          (i) Indebtedness Payments. Neither Borrower nor any of its Subsidiaries shall (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than the Obligations) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money (other than the Obligations) or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders (other than the Obligations).

          (j) Transactions With Affiliates. Neither Borrower nor any of its Subsidiaries shall enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower or such Subsidiary as an arms-length transaction with unaffiliated Persons. Borrower shall not breach any covenants or agreements contained in the MOU and no request for preliminary or final approval of the settlement described in the MOU shall have been denied by a court having competent jurisdiction over such matter, and no more than ten percent (10%) of the shareholders of Borrower included in the class of shareholders potentially subject to the binding effect of such settlement as finally approved shall have opted out of such settlement.

          (k) Employees' Salaries. Borrower may not increase the salaries of any employees of Borrower.

     5.3  Financial Covenants. Borrower shall maintain:

          (a) Net Operating Loss. As of the last day of each month, Net Operating Loss for the three (3) month period ending as of the last day of such month in an amount not greater than the amount of Net Operating Loss for such period that is set forth on Schedule V attached hereto. The term "Net Operating Loss" shall mean for such period net operating income (or loss) determined in accordance with GAAP (excluding restructuring, severance, extraordinary non-cash charges, and legal and accounting fees incurred in connection with the transactions contemplated by this Loan Agreement).

          (b) Cash Used in Operations. As of the last day of each month, Cash Used In Operations for the three (3) month period ending as of the last day of such month in an amount not greater than the amount of Cash Used in Operations for such period that is set forth on Schedule V attached hereto. The term "Cash Used in Operations" shall mean for such period cash used in operations as determined in accordance with GAAP and set forth in Borrower's statement of cash flows (excluding cash used in connection with restructuring, severance, and legal and accounting fees incurred in connection with the transactions contemplated by this Loan Agreement).

ARTICLE 6. EVENTS OF DEFAULT.

     6.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Loan Agreement and the Notes:

          (a) Failure to Pay. Borrower shall fail to pay (i) when due any principal or interest payment on the due date hereunder and such payment shall not have been made within five (5) days of such due date or (ii) any other payment required under the terms of this Loan Agreement or any other Loan Document on the date due and such payment shall not have been made within five
(5) days of Borrower's receipt of Lender's written notice to Borrower of such failure to pay; or

          (b) Breaches of Certain Covenants. Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 4.3(b), Section 4.3(c), Section 4.3(d), Section 5.1(a), Section 5.1(c), Section 5.1(g), Section 5.2 or Section 5.3; or

          (c) Breaches of Other Covenants. Borrower or any of its Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Loan Agreement or the other Loan Documents (other than those specified in Sections 6.1(a) and 6.1(b)) and such failure shall continue for thirty (30) days; or

          (d) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in writing in connection with this Loan Agreement or any of the other Loan Documents, or as an inducement to Lender to enter into this Loan Agreement, shall be false, incorrect or misleading in any material respect when made or furnished in light of the circumstances when made or deemed made; or

          (e) Other Payment Obligations. Borrower or any of its Subsidiaries shall (A)(i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness to be paid by such Person (excluding this Loan Agreement and the other Loan Documents but including any other evidence of Indebtedness of Borrower or any of its Subsidiaries to Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and (B) the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more to become due prior to its stated date of maturity; or

          (f) Voluntary Bankruptcy or Insolvency Proceedings. Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (g) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

          (h) Judgments. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrower) shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

          (i) Loan Documents. Any Loan Document or any material term thereof shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms or if the Liens of Lender in any of the assets of Borrower or its Subsidiaries shall cease to be or shall not be valid, first priority perfected Liens, subject only to Permitted Liens, or Borrower or any Subsidiary shall assert that such Liens are not valid, first priority and perfected Liens, subject only to Permitted Liens; or

          (j) ERISA. Any Reportable Event occurs which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee to administer any Employee Benefit Plan, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed to administer any Employee Benefit Plan; or

          (k)  Change in Control. A Change of Control shall occur.

     6.2 Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 6.1(f) and 6.1(g)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding

Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 6.1(f) and 6.1(g), immediately and without notice, all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Loan Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

     In the event that (i) a Change of Control shall occur within 180 days following the date of acceleration of the Loans or the exercise of Lender's remedies pursuant to the Loan Documents or (ii) Borrower shall enter into a definitive acquisition agreement within 180 days following the date of acceleration of the Loans or the exercise of Lender's remedies pursuant to the Loan Documents with a Person other than Lender that could result in a Change of Control, then in either case, Borrower expressly agrees to pay (whether or not any Obligations remain outstanding and whether or not Lender has any commitment to make Loans hereunder) to Lender the Prepayment Fee upon the occurrence of either event referenced in subsection (i) or (ii) of this sentence. Borrower's express agreement to pay the Prepayment Fee pursuant to the terms set forth in the previous sentence shall survive the termination of this Loan Agreement.

ARTICLE 7. MISCELLANEOUS.

     7.1 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Loan Documents shall be in writing and telecopied, mailed or delivered to each party at its telecopier number or address set forth below (or to such other telecopier number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt; provided, however, that any notice delivered to Lender under Article 2 shall not be effective until received by Lender.

          Lender:               SIRENZA MICRODEVICES, INC.
                                522 Almanor Avenue
                                Sunnyvale, CA 94085
                                Attn: Chief Financial Officer
                                Telephone: (408) 616-5400
                                Telecopier: (408) 739-0970

          with a copy to:       Wilson Sonsini Goodrich & Rosati, P.C.
                                650 Page Mill Road
                                Palo Alto, CA 94304
                                Attention: Steven V. Bernard
                                Telephone No.: 650-493-9300
                                Facsimile No.: 650-493-6811

          Borrower:             VARI-L COMPANY, INC.
                                4895 Peoria St.
                                Denver, CO 80239
                                Attn: Chief Financial Officer
                                Telephone: (303) 371-1560
                                Telecopier: (303) 373-3868

          with a copy to:       Cooley Godward LLP
                                380 Interlocken Crescent, Suite 900
                                Broomfield, CO 80021
                                Attention:  James Linfield
                                Telephone No.: 720-566-4000
                                Facsimile No.: 720-566-4099

     7.2 Expenses. Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lender with respect to the enforcement or attempted enforcement of any of the Obligations or in preserving any of Lender's rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any bankruptcy or similar proceeding involving Borrower or any of its Subsidiaries).

     7.3 Indemnification. Borrower shall indemnify, defend, and hold harmless Lender and each of Lender's Subsidiaries, Affiliates, directors, officers, employees and agents (collectively, the "Indemnified Persons"), and reimburse the Indemnified Persons for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, arising out of or in connection with (i) any breach by Borrower of any of the representations and warranties contained in this Loan Agreement or the other Loan Documents, (ii) any failure by Borrower to perform any covenant, undertaking or obligation hereunder or under any Loan Document, or (iii) any matter arising out of any use by Borrower of any proceeds of the Loans, except to the extent such liability arises from the gross negligence or willful misconduct of the Indemnified Person seeking indemnity hereunder.

     7.4 Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

     7.5 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Notes and their respective successors and permitted assigns, except that neither Borrower nor Lender may assign or transfer any of their respective rights or obligations under any Loan Document (other than the Common Stock of Borrower issuable upon conversion of the Tranche A Note) without the prior written consent of the non-assigning party, except that Lender may, without the prior written consent of Borrower, assign or transfer its respective rights and obligations under the Loan Documents in connection with the merger or consolidation of Lender with or into another Person. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

     7.6 Set-off. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against any Obligations, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     7.7 No Third Party Rights. Nothing expressed in or to be implied from this Agreement or any other Loan Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Loan Document.

     7.8 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

     7.9 Jury Trial. EACH OF BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO ANY LOAN DOCUMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT.

     7.10 Governing Law. THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. ANY ACTION TO ENFORCE THIS AGREEMENT AGAINST BORROWER MAY BE BROUGHT IN CALIFORNIA OR, WITH REGARD TO COLLATERAL, MAY ALSO BE BROUGHT WHEREVER SUCH COLLATERAL IS LOCATED.

     7.11 Integration. This Loan Agreement and the Loan Documents constitute the entire agreement between the Lender, on the one hand, and the Borrower, on the other, and supercede any prior written or oral agreements or understandings of the parties. Borrower acknowledges that it is not relying on any representation or agreement made by any Lender or any employee, agent or attorney of any Lender, other than the specific agreements set forth in this Loan Agreement and the Loan Documents.

     7.12 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first set forth above.

SIRENZA MICRODEVICES, INC.                   VARI-L COMPANY, INC.,
a Delaware corporation                       a Colorado corporation


By: /s/ GERALD L. QUINNELL                   By: /s/ CHARLES R. BLAND
    --------------------------------             -------------------------------
Name: Gerald L. Quinnell                     Name: Charles R. Bland
      ------------------------------               -----------------------------
Title: EVP Business Development              Title: C.E.O.
       -----------------------------                ----------------------------

                       [Signature Page to Loan Agreement]

                                   SCHEDULE I

                                   DEFINITIONS

     "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person's officers, directors, joint venturers and partners; provided, however, that in no case shall Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries for purposes of this Loan Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Borrower" shall have the meaning given to that term in the introductory paragraph hereof.

     "Business Day" shall mean any day other than a Saturday, Sunday or public holiday under the laws of the State of California or any other day on which commercial banks are authorized or required to close in the State of California.

     "Capital Asset" shall mean, with respect to any Person, tangible property owned or leased (in the case of a Capitalized Lease Obligation) by such Person, or any expense incurred by any Person that is required by GAAP to be reported as an asset on such Person's balance sheet.

     "Capital Expenditures" shall mean, with respect to any Person and any period, all amounts expended and Indebtedness incurred or assumed by such Person during such period for the acquisition of real property and other Capital Assets (including amounts expended and Indebtedness incurred or assumed in connection with Capitalized Lease Obligations).

     "Capitalized Lease Obligations" shall mean any and all obligations under leases of property (whether real, personal or mixed) that, in accordance with GAAP, are required to be reported as a capital lease on the balance sheet of a lessee.

     "Change of Control" shall mean the occurrence of either of the following:

          (a) the acquisition by any Person (other than Lender or its Affiliates) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Borrower entitling such Person to exercise 20% or more of the total voting power of all shares of capital stock of Borrower entitled to vote generally in the elections of directors (any shares of voting stock of which such Person is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage) other than any such acquisition by Borrower or any employee benefit plan of Borrower; or

          (b) any consolidation or merger of Borrower with or into, any other Person (other than Lender or its Affiliates), any merger of another Person with or into Borrower, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the assets of Borrower to another Person (other than (a) any such transaction pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 80% or more of the total voting power of

                                 I-1                                 DEFINITIONS
all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction.

     "Charter Documents" shall mean, with respect to any Person, the Articles or Certificate of Incorporation and Bylaws or any other organizational or governing documents of such Person, in each case as amended to date.

     "Closing Date" shall mean the date on which each of the conditions set forth in Articles 4.1 shall have been satisfied or waived in writing and the initial Loan is made.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Common Stock" shall mean the common stock of Borrower.

     "Contractual Obligation" of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

     "Default" shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

     "Default Rate" shall have the meaning given to such term in Section 2.7(c).

     "Dollars" and "$" shall mean the lawful currency of the United States of America and, in relation to any payment under this Loan Agreement, same day or immediately available funds.

     "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     "Environmental Laws" means all Requirements of Law relating to the protection of human health or the environment, including, without limitation, all Requirements of Law, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature.

     "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

     "ERISA Affiliate" shall mean any Person which is treated as a single employer with Borrower under section 414 of the Code.

                                 I-2                                 DEFINITIONS

     "Event of Default" shall have the meaning given to that term in Section
6.1.

     "Exclusivity and Right of First Refusal Agreement" shall mean the Exclusivity and Right of First Refusal Agreement, dated as of the date hereof, by and between Lender and Borrower.

     "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of income and of cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

     "GAAP" shall have the meaning given to such term in Section 1.2.

     "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Governmental Charges" shall mean all taxes, levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (i) Borrower or its Subsidiaries, (ii) the Loans, (iii) employees, payroll, income or gross receipts of Borrower or its Subsidiaries, (iv) the ownership or use of any of its assets by Borrower or its Subsidiaries or (v) any other aspect of the business of Borrower or its Subsidiaries.

     "Governmental Rule" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

     "Guaranty Obligations" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. Notwithstanding the foregoing, the term "Guaranteed Obligations" shall not include any indemnification or expense advancement obligations, direct or indirect, arising under or in connection with Borrower's articles of incorporation, bylaws, Colorado law, or any agreements providing for indemnification or expense advancement between Borrower and its current or former officers, directors, employees or agents.

     "Indebtedness" of any Person shall mean and include the aggregate amount of, without duplication (a) all obligations of such Person for borrowed money,
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase

                                 I-3                                 DEFINITIONS
price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP), (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all Guaranty Obligations of such Person;
(g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (h) net exposure under interest rate interest rate swap, currency swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis,
(i) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit. Unless otherwise indicated, the term "Indebtedness" shall include all Indebtedness of Borrower and its Subsidiaries.

     "Indemnified Persons" has the meaning given in Section 7.3.

     "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Indebtedness incurred by such Person of the type described in clauses (b) and (c) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales in the ordinary course of such Person's business.

     "Lender" shall have the meaning given in the introductory paragraph hereof.

     "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capitalized Lease Obligation or other title retention agreement, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

     "Loan" shall have the meaning given in Section 2.1.

     "Loan Agreement" shall mean this Loan Agreement.

     "Loan Documents" shall mean and include this Loan Agreement, the Notes, the Security Agreement, the Exclusivity And Right of First Refusal Agreement, the Letter Agreement regarding mutual non-disclosure, dated as of October 3, 2002, between Lender and Borrower, the Registration Rights Agreement and all other documents, instruments and agreements delivered to Lender in connection with this Loan Agreement, including, without limitation, any account control agreements or grant of security interests in patents, trademarks or copyrights.

     "Loans" shall have the meaning given in Section 2.1.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, financial or other condition of Borrower and its Subsidiaries, taken as a whole (except for continuing losses as

                                       I-4                           DEFINITIONS
contemplated by Borrower's business plan and projections as previously delivered to Lender); (b) the rights and remedies of Lender under this Loan Agreement, the other Loan Documents or any related document, instrument or agreement.

     "Maturity" shall mean, with respect to any Loan, interest, fees or other amount payable by Borrower under this Loan Agreement or the other Loan Documents, the date on which such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

     "Multiemployer Plan" shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

     "Notes" shall have the meaning given in Section 2.8.

     "Notice of Borrowing" shall have the meaning given in Section 2.2.

     "Obligations" shall have the meaning given in the Security Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Indebtedness" shall mean and include:

          (a) Indebtedness of Borrower to Lender;

          (b) Indebtedness of Borrower existing as of the date hereof and as described on the Disclosure Schedule;

          (c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

          (d) Indebtedness of Borrower under Capitalized Lease Obligations and operating leases (including any such Indebtedness referenced in subsection (b) of this definition of Permitted Indebtedness) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time; and

          (e) Other Indebtedness in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) at any time.

     "Permitted Investments" shall mean and include:

          (a) Deposits with commercial banks organized under the laws of the United States or a state thereof to the extent such deposits are fully insured by the Federal Deposit Insurance Corporation;

          (b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance; and

          (c) Investments in open market commercial paper rated at least "A1" or "P1" or higher by a national credit rating agency and maturing not more than one
(1) year from the creation thereof.

          (d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

                                       I-5                           DEFINITIONS

          (e) Investments of Borrower existing as of the date hereof and as described on the Disclosure Schedule;

          (f) Investments consisting of deposit accounts of Borrower in which Lender has a perfected security interest; and

          (g) Other Investment in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) at any time.

     "Permitted Liens" shall mean and include:

          (a) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided adequate reserves therefore are made in accordance with GAAP;

          (b) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided adequate reserves therefore are made in accordance with GAAP;

          (c) Deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (d) Liens arising out of a judgment or award in circumstances not constituting an Event of Default under Section 6.1(h);

          (e) Liens securing obligations under a Capitalized Lease Obligation if such lease is Permitted Indebtedness pursuant to clause (d) of the definition thereof and such Liens do not extend to property other than the property leased under such Capitalized Lease Obligation; and

          (f) Easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property;

          (g) Liens in favor of Lender;

          (h) Leases or subleases and licenses and sublicenses granted in the ordinary course of business for Borrower or its Subsidiaries;

          (i) Liens in favor of financial institutions arising in connection with Borrower's deposit accounts held at such institutions, provided that Lender has a first priority perfected security interest in the amounts held in such deposit accounts;

          (j) Bankers' liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business, provided that with respect to deposit accounts and investment accounts Lender has a first priority perfected security interest in the amounts held in such accounts; and

          (k) Liens existing as of the date hereof and as described on the Disclosure Schedule.

                                       I-6                           DEFINITIONS

     "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

     "Prepayment Fee" means an amount equal to One Million Dollars ($1,000,000).

     "Record" The grid attached to a Tranche B Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Tranche B Loan referred to in such Tranche B Note.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, by and between Borrower and Lender.

     "Reportable Event" shall have the meaning given to that term in ERISA and applicable regulations thereunder.

     "Requirement of Law" applicable to any Person shall mean (a) the Charter Documents of such Person, (b) any Governmental Rule applicable to such Person,
(c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. "Responsible Officer" shall mean, with respect to any Person, the chief executive officer, chief financial officer or treasurer of such Person or any other officer of such Person involved principally in its financial administration.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Agreement" shall have the meaning given in Section 2.10.

     "Solvent" shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

     "Subsidiary" of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other subsidiaries and (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Any

                                       I-7                           DEFINITIONS
reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

                                       I-8                           DEFINITIONS

                                   SCHEDULE II

                                Funding Schedule

---------------------------------------------------
  Tranche B Loans available        Amount Available
  -------------------------        ----------------
       on or after:/1/
       ---------------
---------------------------------------------------

       October 7, 2002                $   1,200,000
---------------------------------------------------

       November 15, 2002              $     600,000
---------------------------------------------------

       December 15, 2002              $     300,000
---------------------------------------------------

       January 15, 2003               $     600,000
---------------------------------------------------

       February 15, 2003              $     150,000
---------------------------------------------------

       March 15, 2003                 $     200,000
---------------------------------------------------

       April 15, 2003                 $     400,000
---------------------------------------------------

       May 15, 2003                   $     300,000
---------------------------------------------------

       June 15, 2003                  $      50,000
---------------------------------------------------

       July 15, 2003                  $      50,000
---------------------------------------------------

       August 15, 2003                $      50,000
---------------------------------------------------

       September 15, 2003             $      48,000
---------------------------------------------------

       Total Loans                    $3,948,000.00
---------------------------------------------------


-------------------

   /1/ To the extent that a date does not fall on a Business Day, then such Tranche B Loan shall be available on or after the first Business Day following the date specified above.

                                      II-1                      FUNDING SCHEDULE

                                  SCHEDULE III

                               NOTICE OF BORROWING

                          _____________________, 200__

SIRENZA MICRODEVICES, INC.
522 Almanor Avenue
Sunnyvale, CA 94085
Attn: Chief Financial Officer

     1. Reference is made to that certain Loan Agreement, dated as of October __, 2002 of (the "Loan Agreement"), between VARI-L COMPANY, INC. ("Borrower") and SIRENZA MICRODEVICES, INC. ("Lender"). Unless otherwise indicated, all terms defined in the Loan Agreement have the same respective meanings when used herein.

     2. Pursuant to Section 2.1 and 2.2 of the Loan Agreement, Borrower hereby requests a Loan upon the following terms:

        a.   The type of Loan shall be a [Tranche A Loan][Tranche B Loan].

        b.   The principal amount of the requested Loan is to be $__________;

        c.   The date of the requested Loan is to be __________, 200__.

     3. Borrower hereby certifies to Lender that, on the date of such borrowing and after giving effect to the requested borrowing:

        a. The representations and warranties set forth in Article 3 of the Loan Agreement will be true and correct in all material respects as if made on such date, except to the extent such representations and warranties address matters as of a particular date (which representations and warranties shall remain true and correct as of such date).

        b.   No Event of Default or Default has occurred and is continuing.

        c.   Each of the Loan Documents remains in full force and effect.

     4. Please disburse the proceeds of the requested Loan to _________________.

                                      III-1                  NOTICE OF BORROWING

     IN WITNESS WHEREOF, Borrower has executed this Notice of Borrowing on the date set forth above.

                                          VARI-L COMPANY, INC.

                                          By:___________________________________

                                          Name:_________________________________

                                          Title:________________________________

                                      III-2                  NOTICE OF BORROWING

                                   SCHEDULE IV

                               Disclosure Schedule

     Litigation

     Existing Indebtedness

     Existing Investments

     Existing Liens

                                      IV-1                   DISCLOSURE SCHEDULE

                                   SCHEDULE V

                               Financial Covenants

---------------------------------------------------------------------------------------------------------------------------

             Calendar Month                         Net Operating Loss/2/                Cash Used in Operations/3/
---------------------------------------------------------------------------------------------------------------------------
   As of the last day of October 2002                     ($2,454)                                ($2,174)
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of November                        ($1,994)                                ($1,987)
                 2002
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of December                        ($1,585)                                ($2,532)
                 2002
---------------------------------------------------------------------------------------------------------------------------

   As of the last day of January 2003                     ($1,529)                                ($1,734)
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of February                        ($1,568)                                ($1,174)
                 2003
---------------------------------------------------------------------------------------------------------------------------

   As of the last day of March 2003                       ($1,489)                                ($1,114)
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of April 2003                      ($1,294)                                  ($749)
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of May 2003                          ($700)                                ($1,382)
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of June 2003                         ($274)                                ($1,019)
---------------------------------------------------------------------------------------------------------------------------

    As of the last day of July 2003                         ($246)                                ($1,078)
---------------------------------------------------------------------------------------------------------------------------

   As of the last day of August 2003                        ($376)                                  ($671)
---------------------------------------------------------------------------------------------------------------------------

--------------------

     /2/ The figures in this column represent the aggregate Net Operating Loss for the three month period ending on the last day of the calendar month set forth in the corresponding row above.

     /3/ The figures in this column represent the aggregate Cash Used in Operations for the three month period ending on the last day of the calendar month set forth in the corresponding row above.

                                       V-1                   FINANCIAL COVENANTS

                                    EXHIBIT A

                       Form of Tranche A Convertible Note

     THIS NOTE AND THE COMMON STOCK ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

                              VARI-L COMPANY, INC.

                           TRANCHE A CONVERTIBLE NOTE

October 7, 2002                                                $1,353,861.80

     Vari-L Company, Inc., a Colorado corporation (the "Borrower"), for value received, hereby promises to pay to Sirenza Microdevices, Inc., the principal sum of One Million Three Hundred Fifty Three Thousand Eight Hundred Sixty One Dollars and 80/100 Cents ($1,353,861.80) on September 25, 2003 (the "Maturity Date") and to pay interest thereon, at the rate of 25% per annum until the principal hereof is paid in full, and at the Default Rate after the occurrence and during the continuance of an Event of Default. Borrower shall make all payments hereunder to Lender as indicated in the Loan Agreement, in lawful money of the United States and in same day or immediately available funds. Capitalized terms used and not otherwise defined herein, shall have the respective meanings given to those terms in the Loan Agreement, dated as of October 7, 2002 (as amended from time to time, the "Loan Agreement"), by and between Vari-L Company, Inc. and Sirenza Microdevices, Inc. This Note is the Tranche A Note referred to in the Loan Agreement. This Note is subject to the terms of the Loan Agreement, including the rights of prepayment and the rights of acceleration of maturity.

     1. Payments. All outstanding principal and all accrued interest thereon shall be due and payable on the Maturity Date.

     2. Prepayments. This Note shall be subject to the prepayment provisions (both optional prepayment and mandatory prepayment) set forth in Section 2.5 of the Loan Agreement.

     3. Security. THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT DATED AS OF THE DATE HEREOF AND EXECUTED BY BORROWER IN FAVOR OF LENDER. ADDITIONAL RIGHTS OF Lender ARE SET FORTH IN SUCH security AGREEMENT.

     4. Conversion.

        (a) At Lender's sole option, Lender may convert the outstanding principal amount due under this Note into the number of shares of fully paid and nonassessable Common Stock as is determined pursuant to Section 4(b) below, at any time after the earliest to occur of the following:

            (i) the fifth Business Day prior to Maturity of this Note;

               (ii) upon receipt of Borrower's written notice of Borrower's election to prepay this Note pursuant to Section 2.5(a) of the Loan Agreement;

               (iii) upon the date of the commencement of a tender offer by a Person (other than Lender) to purchase the Common Stock of Borrower for cash or other assets, including, but not limited to securities of the acquiring Person; and

               (iv) the date of execution of a definitive acquisition agreement with a Person other than Lender that will result in a Change of Control.

          (b) The outstanding principal amount due under this Note shall be convertible into the number of shares of fully paid and nonassessable Common Stock that constitutes 19.9% of the fully diluted outstanding Common Stock as of the date of conversion. For purposes of the preceding sentence, the "fully diluted outstanding Common Stock" shall be determined immediately prior to the conversion of this Note (except as noted in subsection (iv) below) and shall be deemed to include:

               (i)   the number of shares of Common Stock actually outstanding;
plus

               (ii) the number of shares of Common Stock deliverable upon exercise or conversion of options to purchase or rights to subscribe for Common Stock; plus

               (iii) the number of shares of Common Stock deliverable upon conversion of or in exchange for convertible or exchangeable securities (other than this Note), or upon exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof; plus

               (iv) the number of shares of Common Stock issuable pursuant to any memorandum of understanding, settlement agreement or court order regarding any shareholder class action litigation involving Borrower (giving full effect to any antidilution adjustments thereto, whether resulting from the conversion of this Note or otherwise).

     In the event that Borrower declares a record date for a distribution of Equity Securities to its shareholders prior to the date of conversion which distribution will occur after the date of conversion, then such Equity Securities shall be deemed outstanding and included on a Common Stock equivalent basis in the calculation of Borrower's "fully diluted outstanding Common Stock."

          (c) If Lender elects to convert the outstanding principal amount of this Note into Common Stock, then Lender shall:

               (i)   deliver to Borrower at Borrower's address set forth in
Section 7.1 of the Loan Agreement a Conversion Notice in the form attached hereto as Exhibit A; and

               (ii) surrender this Note to Borrower, duly endorsed or assigned to Borrower or in blank, at Borrower's address set forth in Section 7.1 of the Loan Agreement, on or prior to the close of business on the date of conversion; provided that any failure by Lender to surrender this Note as provided herein shall not invalidate the conversion or the effective date thereof.

     Borrower shall deliver to the Lender not more than three (3) Business Days' after delivery by Lender of this Note to Borrower the certificates representing shares of Common Stock issuable upon conversion of this Note. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest, Borrower shall round down to the next higher whole share.

     Upon the date of conversion, Borrower shall pay to Lender all accrued interest to the date of conversion with respect to this Note.

          (d) Borrower shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note, the full number of shares of Common Stock then issuable upon the conversion of this Note.

          (e) Except as provided in the next sentence, Borrower will pay any and all taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of this Note. Borrower shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that of the holder of this Note, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to Borrower the amount of any such tax or duty, or has established to the satisfaction of Borrower that such tax or duty has been paid.

          (f) Borrower agrees that all Common Stock which may be delivered upon conversion of this Note, upon such delivery, will have been duly authorized and validly issued and will be fully paid and nonassessable and free of preemptive rights (and shall be issued out of Borrower's authorized but unissued Common Stock) and, except as provided in Section 4(e), Borrower will pay all taxes, liens and charges with respect to the issue thereof.

          (g) Borrower (i) will effect all registrations with, and obtain all approvals by, all governmental authorities that may be necessary under any United States Federal or state law (including the Securities Act, the Exchange Act and state securities and Blue Sky laws) for the Common Stock issuable upon conversion of this Note to be lawfully issued and delivered as provided herein, and thereafter publicly traded (if permissible under the Securities Act) and qualified or listed as contemplated by clause (ii) (it being understood that Borrower shall not be required to register the offer, sale or resale of Common Stock issuable on conversion hereof under the Securities Act except pursuant to the Registration Rights Agreement between Borrower and Lender); and (ii) if required, will list the Common Stock required to be issued and delivered upon conversion of Securities, prior to such issuance or delivery, on each national securities exchange on which outstanding Common Stock is listed or quoted at the time of such delivery, or if the Common Stock is not then listed on any securities exchange, to qualify the Common Stock for quotation on the Nasdaq National Market or such other inter-dealer quotation system, if any, on which the Common Stock is then quoted.

     5. Definitions. The following capitalized terms shall have the following respective meanings when used herein:

     "Common Stock" means the Common Stock, par value $0.01 per share, of Borrower authorized at the date of this Note as originally executed. Shares issuable on conversion of this Note shall include only Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of this Note shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Trading Day" means (i) if the Common Stock is admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not admitted to trading on the Nasdaq National Market or listed or admitted for trading on any national securities exchange or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

     6.  Miscellaneous.

         (a) No provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest, if any, on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as herein provided.

         (b) This Note and the Common Stock issuable upon conversion of this Note have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. Neither this Note nor the Common Stock issuable upon conversion of this Note nor any interest or participation herein may be reoffered, sold, assigned, transferred, or otherwise disposed of (a "Transfer") in the absence of such registration or unless such transaction is exempt from, or not subject to the registration requirements of the Securities Act.

         (c) Lender by acceptance of this Note, represents that it is an "accredited investor" within the meaning of Rule 501 of the Securities Act. Lender by acceptance of this Note, acknowledges that it has been advised that this Note has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Lender by acceptance of this Note, acknowledges that it is aware that Borrower is under no obligation to effect any such registration or to file for or comply with any exemption from registration (other than Borrower's obligations under the Registration Rights Agreement). Lender by acceptance of this Note, represents that it has not been formed solely for the purpose of making this investment and is acquiring this Note for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof. Lender by acceptance of this Note, acknowledges that it has such knowledge and experience in financial and business matters that Lender is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

         (d) Upon receipt by Borrower of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, receipt of indemnity or Note reasonably satisfactory to Borrower, and upon reimbursement to Borrower of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, Borrower will deliver a new Note of like tenor and dated as of such cancellation, in lieu of such Note.

         (e) If Borrower shall have paid any interest on this Note in excess of that permitted by law, then it is the express intent of Borrower and Lender that all excess amounts previously collected by Borrower be applied to reduce the principal balance of this Note, and the provisions hereof immediately be deemed reformed and the amounts thereafter collectable as interest hereunder be reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

         (f) Neither Borrower nor Lender shall Transfer this Note or delegate any of their respective obligations or rights hereunder without the prior written consent of the non-assigning party, except that Lender may assign or transfer, without Borrower's prior written consent, its respective rights and obligations under this Note in connection with the merger or consolidation of Lender with or into another Person.

         (g) Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices relative to the enforcement of this Note.

         (h) This Note shall be governed by and construed in accordance with the laws of the State of California.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first written above.

                                      VARI-L COMPANY, INC.

                                      By: /s/ CHARLES R. BLAND
                                          -------------------------------------
                                      Name: Charles R. Bland
                                            -----------------------------------
                                      Title: C.E.O.
                                             ----------------------------------

                                    EXHIBIT A

                                CONVERSION NOTICE

     The undersigned holder of this Note hereby:

     [_] elects to exercise the option to convert $[_________] of the principal amount of the Tranche A Note into Common Stock in accordance with the terms of the Tranche A Note, and directs that such shares, together with a check in payment for any fractional share, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below.

     [_] elects, contingent upon and effective immediately prior to the closing of [insert reference to Change of Control transaction], to exercise the option to convert $[__________] of the principal amount of the Tranche A Note into Common Stock in accordance with the terms of the Tranche A Note, and directs that such shares, together with a check in payment for any fractional share, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below.

     If Common Stock or Securities are to be registered in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

     The undersigned directs Borrower to pay Lender all accrued interest to the date of conversion upon the date of conversion.

                                      Dated: _____________________

                                      SIRENZA MICRODEVICES, INC.

                                      By:___________________________
                                      Name: ________________________
                                      Title: _________________________

If shares or Securities are to be registered in the name of a Person other than the holder, please print such Person's name and address:

_________________________
Name

_________________________
Address

_________________________
Social Note or other Taxpayer Identification Number, if any

                                    EXHIBIT B

                             Form of Tranche B Note

                                 TRANCHE B NOTE

October 7, 2002                                              $3,946,138.20

     VARI-L COMPANY, INC., a Colorado corporation (the "Borrower"), for value received, hereby promises to pay to SIRENZA MICRODEVICES, INC., the lesser of the principal sum of Three Million Nine Hundred Forty Six Thousand One Hundred Thirty Eight Dollars and 20/100 Cents ($3,946,138.20) or the principal amount outstanding under this Note on September 25, 2003 (the "Maturity Date") and to pay interest thereon, at the rate of 25% per annum until the principal hereof is paid in full, and at the Default Rate after the occurrence and during the continuance of an Event of Default. Borrower shall make all payments hereunder to Lender as indicated in the Loan Agreement, in lawful money of the United States and in same day or immediately available funds. Capitalized terms used and not otherwise defined herein, shall have the respective meanings given to those terms in the Loan Agreement, dated as of October 7, 2002 (as amended from time to time, the "Loan Agreement"), by and between VARI-L COMPANY, INC. and SIRENZA MICRODEVICES, INC. This Note is the Tranche B Note referred to in the Loan Agreement. This Note is subject to the terms of the Loan Agreement, including the rights of prepayment and the rights of acceleration of maturity.

     1. Payments. All outstanding principal and all accrued interest thereon shall be due and payable on the Maturity Date.

     2. Prepayments. This Note shall be subject to the prepayment provisions (both optional prepayment and mandatory prepayment) set forth in Section 2.5 of the Loan Agreement.

     3. Security. THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT DATED AS OF THE DATE HEREOF AND EXECUTED BY BORROWER IN FAVOR OF LENDER. ADDITIONAL RIGHTS OF Lender ARE SET FORTH IN SUCH security AGREEMENT.

     4. Miscellaneous.

        (a) Borrower irrevocably authorizes Lender to make or cause to be made, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any similar record, including computer records, reflecting the making of such Tranche B Loan or (as the case may be) the receipt of a payment or prepayment of such Tranche B Loan. The outstanding amount of the Tranche B Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Lender with respect to any Tranche B Loan shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Loan Agreement to make payments of principal of or interest on this Note or the Tranche B Loans when due.

        (b) No provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest, if any, on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as herein provided.

        (c) Upon receipt by Borrower of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, receipt of indemnity or Note reasonably satisfactory to Borrower, and upon reimbursement to Borrower of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, Borrower will deliver a new Note of like tenor and dated as of such cancellation, in lieu of such Note.

        (d) If Borrower shall have paid any interest on this Note in excess of that permitted by law, then it is the express intent of Borrower and Lender that all excess amounts previously collected by Borrower be applied to reduce the principal balance of this Note, and the provisions hereof immediately be deemed reformed and the amounts thereafter collectable as interest hereunder be reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

        (e) Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices relative to the enforcement of this Note

        (f) This Note shall be governed by and construed in accordance with the laws of the State of California.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first written above.

                                             VARI-L COMPANY, INC.


                                             By:  /s/ CHARLES R. BLAND
                                                  ------------------------------
                                             Name: Charles R. Bland
                                                   -----------------------------
                                             Title: C.E.O.
                                                    ----------------------------

-----------------------------------------------------------------------------------------------------------
   Date      Amount of Tranche B     Amount of Tranche B        Balance of             Notation Made By
   ----      -------------------     -------------------        ----------             ----------------
                    Loan                Loan Prepaid         Principal Unpaid
                    ----                ------------         ----------------
-----------------------------------------------------------------------------------------------------------

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

                                    EXHIBIT C

                           FORM OF SECURITY AGREEMENT

                                    EXHIBIT D

                           FORM OF OPINION OF COUNSEL

                                       D-1